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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                              Contact:
Tuesday, January 31, 1995                          Michael Perry or Harold Gaar
1:30 P.M. CST                                      214/977-6622     214/977-7650


                        BELO ACQUIRES TELEVISION STATION
                               KIRO-TV IN SEATTLE

         DALLAS -- A. H. Belo Corporation announced that, effective February 1, it has acquired Third Avenue Television, Inc. from Bonneville International Corporation for $162.5 million in cash. Third Avenue Television, Inc. operates KIRO- TV in Seattle, Washington. An agreement to purchase the station was made last September, and federal regulatory approvals were recently granted which allowed for completion of the transaction.

         In addition to KIRO-TV, Belo owns and operates network-affiliated television stations WFAA-TV (ABC) in Dallas- Fort Worth; KHOU-TV (CBS) in Houston, Texas; KXTV (CBS) in Sacramento, California; WVEC-TV (ABC) in Hampton-Norfolk, Virginia; WWL-TV (CBS) in New Orleans, Louisiana; and KOTV
(CBS) in Tulsa, Oklahoma; as well as Belo Productions, Inc.; and is the majority partner in Maxam Entertainment. Belo also owns The Dallas Morning News; DFW Suburban Newspapers, Inc., publisher of eight community newspapers; and DFW Printing Company, Inc.. Shares of Belo Series A Common Stock are traded on the New York Stock Exchange under the symbol BLC.